EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-140254) of T-3 Energy Services, Inc. and in the related Prospectus and Forms S-8 (Nos. 333-101266 and 333-135155) of T-3 Energy Services, Inc. of our report dated March 16, 2007, with respect to the consolidated financial statements of T-3 Energy Services, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Houston, Texas
March 16, 2007

EX-6